Exhibit 16.1

[KPMG LETTERHEAD]

November 24, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Dynamics Research Corporation (the “Company”) and, under the date of March 26, 2003, we reported on the consolidated financial statements of the Company as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002. On November 13, 2003, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4 of its Form 8-K dated November 13, 2003, and we agree with such statements except that; we are not in a position to agree or disagree with the Company’s statement that the change was approved by the audit committee of its board of directors; we are not in a position to agree or disagree with the Company’s statement concerning the measures taken by the Company to address the reportable conditions contained in our 2002 management letter; and we are not in a position to agree or disagree with the Company’s statement that Grant Thornton LLP is in the process of performing its new client acceptance procedures.

Very truly yours,

/s/ KPMG LLP